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                                     -32-

                 Baxter International Inc. and Subsidiaries

    Exhibit 11.2 - Computation of Fully Diluted Earnings per Common Share


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
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(Unaudited - in millions,               Three months ended             Six months ended
except per share data)                       September 30,                September 30,
                                           1995       1994              1995       1994

Net income available for common stock      $163       $149              $473       $424
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Shares
 Weighted average number of common shares
  outstanding                               275        283               278        279
 Additional shares assuming exercise of
  stock options, performance share awards
  and stock purchase plan subscriptions       4          1                 5          2
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 Average common shares and equivalents
  outstanding                               279        284               283        281
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 Fully diluted earnings per common share  $0.58      $0.52             $1.67      $1.51
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